EXHIBIT 99.1

ANIXTER INTERNATIONAL INC. REPORTS FIRST QUARTER 2014 RESULTS

Adjusted Diluted EPS Up 13% to $1.44
Versus Diluted EPS of $1.27 in the Year-ago Quarter,
On Record 1st Quarter Sales of $1.52 Billion

First Quarter Highlights

•	Organic revenue growth of 3.8%

•	Operating income up 5.7%

•	Record first quarter Emerging Markets sales, up 15%

•	OEM Supply - Fasteners sales up 9.4%

GLENVIEW, IL, (Business Wire) April 29, 2014 - Anixter International Inc. (NYSE: AXE) today reported sales of $1.52 billion for the quarter ended April 4, 2014, a 2.2 percent increase compared to the year-ago quarter. Despite the negative weather impact in the months of January and February and excluding the impact of the following two items, organic sales increased by 3.8 percent year-over-year:

•	$12.1 million from the unfavorable effect of copper pricing

•	$11.8 million from the unfavorable effect of foreign exchange

Operating income in the current quarter of $85.7 million compares to $81.0 million in the year-ago quarter. The 5.7 percent increase would have been 9.0 percent excluding the $2.7 million negative operating income impact of the drop in copper prices year-over-year. Operating margin of 5.6 percent increased by 20 basis points versus the prior year and decreased 40 basis points sequentially.

Net income of $47.4 million compares to $42.5 million in the year-ago quarter. The current quarter results included foreign exchange losses due to currency devaluations in Venezuela and Argentina of $8.0 million (after-tax $5.3 million) partially offset by the reversal of deferred tax valuation allowances of $4.9 million in Europe. Excluding the impact of these two items, adjusted net income for the current quarter was $47.8 million, an increase of 12.5 percent from the prior year quarter. Reconciliations from reported amounts to adjusted amounts are provided in the supplemental information at the end of this release.

“Steadily improving market trends in all of our segments fueled strong performance, particularly in our OEM Supply - Fasteners (“Fasteners”) segment and across all segments in Europe and Emerging Markets. For the fifth consecutive quarter we achieved significant performance improvements in our Fasteners segment, reflecting increases in our customers’ production levels coupled with the results of actions we took to reposition the business for profitable growth. We also experienced a solid recovery in our core enterprise communications business, with double-digit growth in both our Emerging Markets and European geographies,” commented Bob Eck, President and CEO. “Overall, we are encouraged by the solid performance within each of our segments across our global markets, reflecting the value of our global capabilities to an increasing number of global customers.”

Income Statement Detail

Gross margin of 23.2 percent for the first quarter of 2014 compares to 22.7 percent in the year-ago quarter, driven by improvement in all segments. On a sequential basis gross margin was flat, as improving trends in our Enterprise Cabling and Security Solutions segment were offset by customer mix-driven lower gross margin in our Fasteners segment. Excluding the $2.0 million negative impact of foreign exchange and the $2.7 million negative impact of copper pricing, organic gross profit dollar growth was 5.9 percent versus a reported growth of 4.6 percent.

Operating expenses of $267.9 million for the first quarter of 2014 increased by 4.2 percent versus the prior year quarter, with the increase primarily caused by higher employee incentives, increased medical benefit costs and investments in new positions to support our strategic initiatives. Interest expense of $11.2 million decreased by $2.4 million compared to the prior year quarter due to the redemption of the convertible notes in the first quarter of 2013. Foreign exchange and other expense of $10.3 million compares to $2.0 million in the year ago quarter. Our adjusted effective tax rate of 34 percent declined from 35 percent in the year-ago period, primarily due to a change in the country mix of earnings.

Segment Update

Enterprise Cabling and Security Solutions (“ECS”) sales of $760.1 million compares to $745.1 million in the prior year period. The 2.0 percent increase was driven by strong growth in our European and Emerging Markets geographies of 17.3 percent and 16.3 percent, respectively, combined with solid improvement in our core U.S. enterprise cabling business. Security sales, which represent approximately 26 percent of total segment sales, increased slightly in the quarter. Excluding the $7.8 million unfavorable impact from foreign exchange, organic sales increased 3.1 percent. On a sequential basis, ECS sales decreased 6.3 percent from the fourth quarter, largely due to severe weather impacting the North American business in January and February.

ECS operating income of $36.0 million compares to operating income of $34.8 million in the year ago quarter. Operating margin for ECS of 4.7 percent is flat versus the prior year and compares to 5.1 percent in the fourth quarter of 2013.

Electrical and Electronic Wire and Cable (“W&C”) achieved first quarter sales of $514.2 million, a 0.7 percent decrease from the prior year period, primarily caused by a drop of approximately 10 percent in the average price of copper. European and Emerging Markets sales increased by 7.8 percent and 4.2 percent, respectively. Excluding the unfavorable impact of the decline in the average price of copper and foreign exchange, organic sales increased by 3.0 percent. Sequentially, global sales decreased by 4.7 percent versus the fourth quarter of 2013, largely due to severe weather impacting the North American business in January and February.

Operating income of $36.9 million compares to operating income of $41.3 million in the year ago quarter. Operating margin of 7.2 percent compares to 7.6 percent in the fourth quarter of 2013 and 8.0 percent in the year ago quarter. Both the operating income and margin were negatively impacted by the large drop in copper prices which caused the majority of the decline.

OEM Supply - Fasteners sales increased by 9.4 percent from the prior year quarter to $249.5 million, reflecting the continued increase in customer production levels combined with incremental business wins. Excluding the $3.1 million favorable impact from foreign exchange, organic sales increased by 8.1 percent year-over-year. On a sequential basis, sales increased by 0.7 percent.

Operating income of $12.8 million compares to operating income of $4.9 million in the year ago quarter. Operating margin of 5.1 percent compares to operating margin of 2.1 percent in the prior year quarter and 5.5 percent in the fourth quarter of 2013.

Cash Flow and Leverage

In the quarter, the Company generated $8.0 million of cash from operations, which compares to $51.2 million in the year ago quarter. The reduction in cash flow is primarily due to the working capital requirements in this year’s first quarter associated with an improving sales trend over the course of the quarter versus a softening trend in the year ago quarter. The additional volume-driven working capital requirement was partially offset by improved working capital efficiency resulting in a reduction in working capital days.

“The acceleration in sales combined with our gross margin improvement and productivity initiatives allowed us to deliver 14% operating profit leverage for the quarter. We are committed to maintaining our strong balance sheet to provide financial flexibility, and will continue to pursue working capital initiatives that will enable us to enhance our cash flow generation as 2014 progresses,” commented Ted Dosch, Executive Vice President - Finance and CFO. “Our excellent financial position provides us the flexibility to continually evaluate the optimal use of our funds. We remain committed to investing in our growth initiatives and returning excess capital to our shareholders, just as we did last quarter and consistently have done over the past five years. Additionally, we were proud to be named in Forbes Magazine’s 2014 list of the 100 Most Trustworthy Companies in America, as we believe this is recognition of the importance we place on financial stewardship to benefit all of our stakeholders, including our customers, suppliers, employees and investors.”

Key capital structure and credit-related statistics for the quarter:

•	Debt-to-total capital ratio of 44.8% compares to 44.9% at the end of 2013

•	Weighted average cost of borrowed capital of 4.8% compares to 5.8% in the year ago quarter

•	$337.6 million of availability under bank revolving lines of credit at quarter end

•	$225.0 million of outstanding borrowings under the $300 million accounts receivable securitization facility at quarter end

Business Outlook

“With solid momentum in the first quarter in all of our segments and across all geographies, we believe we are well-positioned for global growth as the year progresses. In addition to a steadily improving economy, we have strategic initiatives which we believe will enable us to gain market share and exceed market growth across our business. For the year, we continue to expect mid-single digit organic growth.” Eck concluded, “We have taken aggressive measures to align our cost structure with the current economic environment, while continuing to invest in our strategic growth initiatives, including security, emerging markets, industrial communication and control, in-building wireless and e-commerce. As companies continue their relentless focus on managing expenses, our business model, which is based on helping our customers lower their supply chain costs and reduce execution risk across the globe, is of even greater value.”

Financial Results
(In millions, except per share amounts)

	Three Months Ended
	April 4, 2014	March 29, 2013	Percent Change
Net Sales	$1,523.8	$1,490.9	2%
Operating Income	$85.7	$81.0	6%
Net Income	$47.4	$42.5	12%
Diluted Earnings Per Share	$1.43	$1.27	13%
Diluted Weighted Shares	33.3	33.5	-1%

First Quarter Earnings Call Details

The Company will host a conference call to discuss these results beginning at 9:30 a.m. Central Time today. The call will be available as a live audio webcast and can be accessed at the Investor Relations portion of Anixter’s website at anixter.com/investor. Dial-in numbers for the call are as follows:

U.S./Canada toll-free dial-in:    1-888-438-5524
International dial-in:        1-719-325-2435
Passcode:            119 8638

A replay of the call will be available at anixter.com/investor for 15 days following the call. Prior to the beginning of the call a supplemental presentation titled “First Quarter 2014 Highlights and Operating Review” will be available on the company’s Investor Relations section of the website.

About Anixter

Anixter International is a leading global distributor of enterprise cabling and security solutions, electrical and electronic wire and cable, and OEM supply fasteners and other small parts. The company adds value to the distribution process by providing its customers access to 1) innovative inventory management programs 2) approximately 450,000 products and $1 billion in inventory 3) approximately 210 warehouses with 7 million square feet of space and 4) locations in over 250 cities in more than 50 countries. Founded in 1957 and headquartered near Chicago, Anixter trades on the New York Stock Exchange under the symbol AXE.

Safe Harbor Statement

The statements in this release other than historical facts are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are subject to a number of factors that could cause our actual results to differ materially from what is indicated here.  These factors include but are not limited to general economic conditions, the level of customer demand particularly for capital projects in the markets we serve, changes in supplier sales strategies or financial viability, risks associated with the sale of nonconforming products and services, political, economic or currency risks related to foreign operations, inventory obsolescence, copper price fluctuations, customer viability, risks associated with accounts receivable, the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks and risks associated with integration of acquired companies.  These uncertainties may cause our actual results to be materially different than those expressed in any forward looking statements.  We do not undertake to update any forward looking statements.  Please see our Securities and Exchange Commission (“SEC”) filings for more information.

Non-GAAP Financial Measures

In addition to the results provided in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”) above, this report includes certain financial measures computed using non-GAAP components as defined by the Securities and Exchange Commission. Specifically, net sales comparisons to the prior corresponding period, both worldwide and in relevant segments, are discussed in this report both on a GAAP basis and non-GAAP basis. We believe that by reporting organic growth which excludes the impact of acquisitions (when applicable), foreign exchange fluctuations and copper prices, both management and investors are provided with meaningful supplemental sales information to understand and analyze our underlying trends and other aspects of our financial performance. From time to time, we may also exclude other items from reported financial results (e.g., impairment charges, inventory adjustments, restructuring charges, tax items, currency devaluations, etc.) so that both management and financial statement users can use these non-GAAP financial measures to better understand and evaluate our performance period over period and to analyze the underlying trends of our business.

Non-GAAP financial measures provide insight into selected financial information and should be evaluated in the context in which they are presented. These non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP. Non-GAAP financial measures, as reported by us, may not be comparable to similarly titled amounts reported by other companies. The non-GAAP financial measures should be considered in conjunction with the Condensed Consolidated Financial Statements and Management’s analysis of financial condition and results of operations included in this report. Management does not use these non-GAAP financial measures for any purpose other than the reasons stated above.

INVESTOR CONTACTS

Ted Dosch	Lisa Micou Meers, CFA
EVP - Finance & Chief Financial Officer	VP - Investor Relations
(224) 521-4281	(224) 521-8895

Additional information about Anixter is available at anixter.com

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended
	April 4,	March 29,
(In millions, except per share amounts)	2014	2013

Net sales	$1,523.8	$1,490.9
Cost of goods sold	1,170.2	1,152.7
Gross profit	353.6	338.2
Operating expenses	267.9	257.2
Operating income	85.7	81.0
Interest expense	(11.2)	(13.6)
Other, net	(10.3)	(2.0)
Income before income taxes	64.2	65.4
Income tax expense	16.8	22.9
Net income	$47.4	$42.5

Income per share:
Basic	$1.44	$1.30
Diluted	$1.43	$1.27

Weighted average shares outstanding:
Basic	32.9	32.6
Diluted	33.3	33.5

Reportable Segments
Net sales:
Enterprise Cabling and Security Solutions	$760.1	$745.1
Electrical and Electronic Wire and Cable	514.2	517.8
OEM Supply - Fasteners	249.5	228.0
	$1,523.8	$1,490.9
Operating income:
Enterprise Cabling and Security Solutions	$36.0	$34.8
Electrical and Electronic Wire and Cable	36.9	41.3
OEM Supply - Fasteners	12.8	4.9
	$85.7	$81.0

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Balance Sheets (Unaudited)

	April 4,	January 3,
(In millions, except share and per share amounts)	2014	2014

Assets

Cash and cash equivalents	$89.8	$57.3
Accounts receivable, net	1,207.5	1,182.8
Inventories	951.5	959.8
Deferred income taxes	33.0	32.8
Other current assets	44.8	43.0
Total current assets	2,326.6	2,275.7

Property and equipment, net	107.3	104.0
Goodwill	343.3	342.1
Other assets	142.5	139.0
Total assets	$2,919.7	$2,860.8

Liabilities and Stockholders' Equity

Accounts payable	$697.6	$691.9
Accrued expenses	181.9	210.5
Total current liabilities	879.5	902.4

5.625% senior notes	350.0	350.0
Accounts receivable securitization facility	225.0	145.0
5.95% senior notes	200.0	200.0
Revolving lines of credit and other	94.6	108.9
10.0% senior notes	—	32.1
Other liabilities	98.1	95.0
Total liabilities	1,847.2	1,833.4

Stockholders' equity	1,072.5	1,027.4
	$2,919.7	$2,860.8

ANIXTER INTERNATIONAL INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
(In millions)	April 4,	March 29,
	2014	2013

Operating activities
Net income	$47.4	$42.5

Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation	5.6	5.6
Stock-based compensation	3.3	3.3
Amortization of intangible assets	2.0	1.9
Deferred income taxes	(3.8)	0.3
Amortization of deferred financing costs	0.6	0.7
Accretion of debt discount	0.1	2.4
Excess income tax benefit from employee stock plans	(2.7)	(1.2)
Changes in current assets and liabilities, net	(41.1)	(4.6)
Other, net	(3.4)	0.3
Net cash provided by operating activities	8.0	51.2

Investing activities
Capital expenditures, net	(9.0)	(9.1)
Net cash used in investing activities	(9.0)	(9.1)

Financing activities
Proceeds from borrowings	330.4	774.0
Repayment of borrowings	(263.6)	(554.4)
Retirement of Notes due 2014	(32.3)	—
Excess income tax benefit from employee stock plans	2.7	1.2
Proceeds from stock options exercised	0.5	5.8
Retirement of Notes due 2013	—	(300.0)
Other	(1.7)	(1.3)
Net cash provided by (used in) financing activities	36.0	(74.7)

Increase (decrease) in cash and cash equivalents	35.0	(32.6)

Effect of exchange rate changes on cash balances	(2.5)	1.9

Cash and cash equivalents at beginning of period	57.3	89.4
Cash and cash equivalents at end of period	$89.8	$58.7

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited)

First Quarter 2014 Sales Growth Trends
		Adjustments for:
	First Quarter 2014 (as reported)	Foreign Exchange Impact	Copper Impact	First Quarter 2014 (as adjusted)	First Quarter 2013	Organic Growth
	(in millions)
Enterprise Cabling and Security Solutions
North America	$551.9	$6.2	$—	$558.1	$566.6	-1.5%
Europe	83.6	(2.6)	—	81.0	71.3	13.7%
Emerging Markets	124.6	4.2	—	128.8	107.2	20.2%
Enterprise Cabling and Security Solutions	$760.1	$7.8	$—	$767.9	$745.1	3.1%

Electrical and Electronic Wire and Cable
North America	$367.5	$10.0	$9.4	$386.9	$379.7	1.9%
Europe	82.5	(4.3)	1.8	80.0	76.6	4.4%
Emerging Markets	64.2	1.4	0.9	66.5	61.5	8.0%
Electrical and Electronic Wire and Cable	$514.2	$7.1	$12.1	$533.4	$517.8	3.0%

OEM Supply - Fasteners
North America	$104.3	$0.2	$—	$104.5	$98.8	5.8%
Europe	122.7	(4.0)	—	118.7	114.2	3.9%
Emerging Markets	22.5	0.7	—	23.2	15.0	54.6%
OEM Supply - Fasteners	$249.5	$(3.1)	$—	$246.4	$228.0	8.1%

Total Anixter International	$1,523.8	$11.8	$12.1	$1,547.7	$1,490.9	3.8%

Geographic Sales
North America	$1,023.7	$16.4	$9.4	$1,049.5	$1,045.1	0.4%
Europe	288.8	(10.9)	1.8	279.7	262.1	6.7%
Emerging Markets	211.3	6.3	0.9	218.5	183.7	18.9%
Total Anixter International	$1,523.8	$11.8	$12.1	$1,547.7	$1,490.9	3.8%

ANIXTER INTERNATIONAL INC.
Financial Measures That Supplement GAAP (Unaudited) - continued
(In millions, except per share amounts)
	Positive (Negative) impact
	Three Months Ended
	April 4,	March 29,
	2014	2013
Items impacting comparability of results:
Items impacting operating income:
None	$—	$—

Items impacting other expenses:
Currency devaluation	(8.0)	—
Total of items impacting other expenses	$(8.0)	$—
Total of items impacting pre-tax income	$(8.0)	$—
Items impacting income taxes:
Tax impact of items impacting pre-tax income above	2.7	—
Reversal of income tax valuation allowance	4.9	—
Total of items impacting income taxes	$7.6	$—
Net income impact of these items	$(0.4)	$—
Diluted EPS impact of these items	$(0.01)	$—

GAAP to Non-GAAP Net Income and EPS Reconciliation:
Reconciliation to most directly comparable GAAP financial measure:
Net income – Non-GAAP	$47.8	$42.5
Items impacting net income	(0.4)	—
Net income – GAAP	$47.4	$42.5
Diluted EPS – Non-GAAP	$1.44	$1.27
Diluted EPS impact of these items	(0.01)	—
Diluted EPS – GAAP	$1.43	$1.27

Items impacting comparability of Operating Income by Segment

No items significantly impacted the comparability of operating income in Q1 2014 or Q1 2013

Q1 2014 and 2013 Effective Tax Rate – GAAP and Non-GAAP
	Three Months Ended
	April 4,	March 29,
	2014	2013
Income before taxes – GAAP	$64.2	$65.4
Income tax expense	$16.8	$22.9
Effective income tax rate	26.1%	35.0%

Total of items impacting pre-tax income above	$(8.0)	$—
Total of items impacting income taxes above	$7.6	$—

Income before taxes – Non-GAAP	$72.2	$65.4
Income taxes expense – Non-GAAP	$24.4	$22.9
Adjusted income tax rate	33.8%	35.0%